JOHN D. BUCHANAN NAMED COMERICA’S
EXECUTIVE VICE PRESIDENT, LEGAL AFFAIRS;
EXPECTED TO ASSUME ROLE OF EXECUTIVE VICE PRESIDENT,
GOVERNANCE, REGULATORY RELATIONS AND LEGAL AFFAIRS,
ON JANUARY 1, 2016

JON W. BILSTROM TO RETIRE IN MARCH 2016

DALLAS/August 31, 2015 -- Comerica Incorporated (NYSE: CMA) today announced that John D. Buchanan, 52, has been named Executive Vice President, Legal Affairs. Buchanan will be a member of Comerica’s Management Executive Committee and will report to Ralph W. Babb Jr., Chairman and Chief Executive Officer. It is anticipated that Buchanan will assume the role of Executive Vice President, Governance, Regulatory Relations and Legal Affairs, on or around January 1, 2016, succeeding Jon W. Bilstrom, who currently holds the position. After a period of transition, Bilstrom plans to retire in March 2016.

Prior to joining Comerica in January 2003, Bilstrom served as President and Chief Executive Officer of The Bar Plan Mutual Insurance Company, of St. Louis, Missouri. Previously, he had served as General Counsel and Secretary to the board of directors at Mercantile Bancorporation, also of St. Louis.

“Jon Bilstrom has been an invaluable member of Comerica’s management team for more than 12 years,” said Babb. “The insights and counsel he shared through a period of incredible change in the financial services industry have been greatly appreciated. Jon Bilstrom and John Buchanan will work closely together over these next several months to ensure a smooth transition. John Buchanan’s significant experience as a banking attorney will be a tremendous asset to us going forward.”

Buchanan joined Comerica today, August 31, 2015. Prior to joining Comerica, he was with the Federal Reserve Bank of Dallas, where he served as Senior Vice President, General Counsel and Corporate Secretary to the Federal Reserve Bank of Dallas’ board of directors, a position he had held since March 5, 2012. Buchanan has more than 23 years of experience as a banking attorney. Previously, he served as Senior Executive Vice President at Regions Financial Corporation. He also has experience serving as General

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Counsel and Corporate Secretary for Regions Financial Corporation, AmSouth Bancorporation and SouthTrust Bank in Birmingham, Alabama. Buchanan has served on numerous committees and boards, including the Financial Services Roundtable Lawyers Council and the American Bar Association Banking Committee. He also served on the board of directors for Mercedes Benz US International. He holds a master’s degree of law in taxation from New York University School of Law and a juris doctor degree from Vanderbilt University School of Law. He also earned a bachelor’s degree in economics from Washington & Lee University. Prior to his legal career, Buchanan was an Army officer and helicopter pilot.

Comerica Incorporated is a financial services company headquartered in Dallas, Texas, and strategically aligned by three business segments: The Business Bank, The Retail Bank, and Wealth Management. Comerica focuses on relationships, and helping people and businesses be successful. In addition to Texas, Comerica Bank locations can be found in Arizona, California, Florida and Michigan, with select businesses operating in several other states, as well as in Canada and Mexico. Comerica reported total assets of $69.9 billion at June 30, 2015.

Media Contacts:	Investor Contacts:
Wendy Bridges	Darlene P. Persons
(214) 462-4443	(214) 462-6831

Wayne J. Mielke	Chelsea R. Smith
(214) 462-4463	(214) 462-6834